                                                                    Exhibit 99.4

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS







The Board of Directors and Shareholders
Primex Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Primex Technologies, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Primex Technologies, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Tampa, Florida
January 23, 2001

                            PRIMEX TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                 DECEMBER 31,
                                                                                          -------------------------
                                                                                            2000            1999
                                                                                          ---------       ---------
                                         ASSETS
Current Assets:
     Receivables ...................................................................      $ 149,998       $ 120,351
     Inventories, Net ..............................................................         55,165          57,969
     Deferred Income Taxes .........................................................          4,118          10,803
     Other Current Assets ..........................................................          9,636           3,106
                                                                                          ---------       ---------
          Total Current Assets .....................................................        218,917         192,229

Property, Plant and Equipment, Net .................................................        111,487         116,950
Goodwill, Net ......................................................................        132,069         113,644
Deferred Income Taxes ..............................................................          7,180           8,129
Other Assets .......................................................................         22,045          19,477
                                                                                          ---------       ---------
          Total Assets .............................................................      $ 491,698       $ 450,429
                                                                                          =========       =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Short-Term Borrowing and Current Portion of Long-Term Debt ....................      $   5,000       $  10,000
     Accounts Payable ..............................................................         41,991          42,836
     Contract Advances .............................................................          8,271             524
     Accrued Liabilities ...........................................................         39,280          41,620
                                                                                          ---------       ---------
          Total Current Liabilities ................................................         94,542          94,980

Long-Term Debt .....................................................................        160,000         140,000
Other Liabilities ..................................................................         36,899          34,821
                                                                                          ---------       ---------
          Total Liabilities ........................................................        291,441         269,801

Shareholders' Equity:
     Common Stock, $1.00 par value; 60,000,000 shares authorized; 10,406,425 and
        9,946,525 shares issued and outstanding in 2000 and 1999, respectively .....         10,406           9,946
     Additional Paid-in Capital ....................................................        130,465         133,353
     Retained Earnings .............................................................         59,502          37,507
     Unamortized Value of Restricted Stock Grants ..................................            (61)           (157)
     Accumulated Other Comprehensive Income ........................................            (55)            (21)
                                                                                          ---------       ---------
          Total Shareholders' Equity ...............................................        200,257         180,628
                                                                                          ---------       ---------
          Total Liabilities and Shareholders' Equity ...............................      $ 491,698       $ 450,429
                                                                                          =========       =========


          See accompanying notes to consolidated financial statements.

                            PRIMEX TECHNOLOGIES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                     YEARS ENDED DECEMBER 31,
                                                ----------------------------------
                                                  2000         1999         1998
                                                --------     --------     --------

Sales .....................................     $528,368     $544,352     $495,268

Operating Expenses:
     Cost of Goods Sold ...................      388,192      415,104      392,956
     Selling and Administration ...........       76,606       74,580       67,756
     Research and Development .............        8,447       10,408        9,253
     Restructuring and Other Charges ......        4,052           --           --
                                                --------     --------     --------
Operating Income ..........................       51,071       44,260       25,303

Interest Expense ..........................       12,558       11,905        3,275
Other Income, Net .........................        2,713        1,383        2,711
Non-Recurring Income ......................           --           --        2,920
                                                --------     --------     --------
Income Before Taxes .......................       41,226       33,738       27,659

Income Tax Provision ......................       16,090       13,305       11,396
                                                --------     --------     --------
Net Income ................................     $ 25,136     $ 20,433     $ 16,263
                                                ========     ========     ========


          See accompanying notes to consolidated financial statements.

                            PRIMEX TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                           UNAMORTIZED
                                                                                            VALUE OF     ACCUMULATED
                                                                   ADDITIONAL              RESTRICTED       OTHER          TOTAL
                                              COMMON SHARES          PAID-IN    RETAINED     STOCK      COMPREHENSIVE  SHAREHOLDERS'
                                           STOCK        AMOUNT       CAPITAL    EARNINGS     GRANTS        INCOME         EQUITY
                                         ----------   -----------  -----------  --------   -----------  ------------   -----------
BALANCE DECEMBER 31, 1997 .............. 10,275,274   $  10,276    $  139,372   $  7,322    $  (4,145)  $       (24)   $   152,801
Grant of 4,000 Restricted Stock Units ..         --          --            95         --          (95)           --             --
Forfeiture of Restricted Stock Units ...         --          --           (89)        --           51            --            (38)
Amortization of Restricted Stock Grant .         --          --            --         --        2,090            --          2,090
Dividends Paid .........................         --          --            --     (3,078)          --            --         (3,078)
Dividends on Stock Compensation ........         --          --            --       (206)          --            --           (206)
Issuance of Stock Under Directors
Stock Plan .............................      1,478          --            25         --           --            --             25
Repurchase of Common Stock .............   (112,800)       (112)       (1,985)        --           --            --         (2,097)
Translation Adjustments ................         --          --            --         --           --             4              4
Minimum Pension Liability Adjustments ..         --          --            --         --           --          (281)          (281)
                                                                                                                            16,263
Net Income .............................         --          --            --     16,263           --            --
                                        -----------   ---------    ----------   --------    ---------   -----------    -----------
BALANCE DECEMBER 31, 1998 .............. 10,163,952   $  10,164    $  137,418   $ 20,301    $  (2,099)  $      (301)   $   165,483

Grant of 13,400 Restricted Stock Units .         --          --           290         --         (290)           --             --
Forfeiture of Restricted Stock Units ...         --          --           (89)        --           17            --            (72)
Amortization of Restricted Stock Grant .         --          --            --         --        2,215            --          2,215
Dividends Paid .........................         --          --            --     (3,016)          --            --         (3,016)
Dividends on Stock Compensation ........         --          --            --       (211)          --            --           (211)
Exercise of Stock Options ..............      3,600           4            57         --           --            --             61
Issuance of Stock Under Directors
Stock Plan .............................      9,831           9           143         --           --            --            152
Repurchase of Common Stock .............   (230,858)       (231)       (4,466)        --           --            --         (4,697)
Translation Adjustments ................         --          --            --         --           --            (1)            (1)
Minimum Pension Liability Adjustments ..         --          --            --         --           --           281            281
                                                                                                                            20,433
Net Income .............................         --          --            --     20,433           --            --
                                        -----------   ---------    ----------   --------    ---------   -----------    -----------

BALANCE DECEMBER 31, 1999 ..............  9,946,525   $   9,946    $  133,353   $ 37,507    $    (157)  $       (21)   $   180,628

Grant of 1,000 Restricted Stock Units ..         --          --            22         --          (22)           --             --
Issuance of Stock for Restricted
   Stock Grants Exercised ..............    458,421         458        (4,200)        --         (105)           --         (3,847)
Income Tax Benefit from Restricted
   Stock Grants Exercised ..............         --          --         1,286         --           --            --          1,286
Amortization of Restricted Stock
Grants .................................         --          --            --         --          223            --            223
Dividends Paid .........................         --          --            --     (3,122)          --            --         (3,122)
Dividends on Stock Compensation ........         --          --            --        (19)          --            --            (19)
Exercise of Stock Options ..............      9,852          10           203         --           --            --            213
Issuance of Stock Under Directors
Stock Plan .............................      1,627           2            30         --           --            --             32
Repurchase of Common Stock .............    (10,000)        (10)         (229)        --           --            --           (239)
Minimum Pension Liability Adjustments ..         --          --            --         --           --           (34)           (34)
                                                                                                                 --         25,136
Net Income .............................         --          --            --     25,136           --
                                        -----------   ---------    ----------   --------    ---------   -----------    -----------

BALANCE DECEMBER 31, 2000 .............. 10,406,425   $  10,406    $  130,465   $ 59,502    $     (61)  $       (55)   $   200,257
                                        ===========   =========    ==========   ========    =========   ===========    ===========

           See accompanying notes to consolidated financial statements

                            PRIMEX TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                              2000           1999           1998
                                                                           ---------      ---------      ---------
OPERATING ACTIVITIES
Net Income ...........................................................     $  25,136      $  20,433      $  16,263
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by
   Operating Activities:
Depreciation .........................................................        19,476         20,339         16,862
Amortization of Intangibles ..........................................         5,119          4,605          3,180
Deferred Taxes .......................................................         7,634         (3,712)        (2,590)
Stock Compensation ...................................................        (3,104)         2,168          1,869
Other ................................................................           140            660            (91)
Changes in Operating Assets and Liabilities:
     Receivables .....................................................       (23,832)        12,551        (29,993)
     Inventories .....................................................         2,804          9,131         (9,941)
     Other Current Assets ............................................        (6,142)        (1,093)          (336)
     Other Assets ....................................................        (2,276)        (1,453)        (6,348)
     Accounts Payable ................................................        (1,512)         1,918         10,720
     Contract Advances ...............................................         5,291        (18,398)       (16,148)
     Accrued Liabilities .............................................        (5,899)         1,906          1,261
     Other Liabilities ...............................................         1,765          2,733          9,610
                                                                           ---------      ---------      ---------
     Net Operating Activities ........................................        24,600         51,788         (5,682)
                                                                           ---------      ---------      ---------

INVESTING ACTIVITIES
Expenditures for Property, Plant and Equipment .......................       (14,438)       (19,278)       (17,894)
Proceeds from Disposition of Property, Plant and Equipment ...........           285            517             73
Cash Paid for Purchase of Business ...................................       (22,299)        (7,768)      (124,829)

Proceeds from Sale of Business .......................................            --             --         10,000
                                                                           ---------      ---------      ---------
     Net Investing Activities ........................................       (36,452)       (26,529)      (132,650)
                                                                           ---------      ---------      ---------

FINANCING ACTIVITIES
Net Short-Term Debt Repayment ........................................        (5,000)          (800)       (13,300)
Net Revolving Credit Agreement Borrowing (Repayment) .................        25,000        (20,000)       100,000

Term Note Borrowing (Repayment) ......................................        (5,000)            --         60,000
Options Exercised ....................................................           213             61             --
Repurchase of Common Stock ...........................................          (239)        (4,697)        (2,097)
Dividends Paid .......................................................        (3,122)        (3,016)        (3,078)
                                                                           ---------      ---------      ---------
     Net Financing Activities ........................................        11,852        (28,452)       141,525
                                                                           ---------      ---------      ---------

Net Increase (Decrease) in Cash ......................................            --         (3,193)         3,193
Cash, Beginning of Year ..............................................            --          3,193             --
                                                                           ---------      ---------      ---------
Cash, End of Year ....................................................     $      --      $      --      $   3,193
                                                                           =========      =========      =========


          See accompanying notes to consolidated financial statements.

                            PRIMEX TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     Primex Technologies, Inc. (the "Company") is an ordnance and aerospace contractor providing systems management and manufacturing services. The Company's operations are classified into two segments, which reflect management's organization of operations around business units that offer different products and services. Each segment is managed separately and requires different technology and marketing strategies.

     The Ordnance and Tactical Systems ("Ordnance") segment produces large and medium caliber ammunition for aircraft, artillery, tanks and warships; Ball Powder propellant for sporting, military and commercial applications; precision metal assemblies for use in missiles and rockets; and propulsion systems for large caliber gun systems. Ordnance also provides load, assembly and pack services for a variety of missile and rocket programs. Ordnance's primary customers are the U.S. Department of Defense and other U.S. Government research and development agencies/laboratories, allied U.S. Governments and sporting ammunition manufacturers.

     The Aerospace and Electronics ("Aerospace") segment products include rocket engines, advanced electric propulsion systems, aerospace electronic products, and solid propellant products, including munitions dispensing systems. Primary Aerospace customers are satellite, aircraft and missile contractors and airlines; other defense/aerospace subsystems and systems contractors; NASA and other U.S. Government research and development agencies/laboratories.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions between entities included in these financial statements have been eliminated. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from those estimates.


   Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


   Long-Term Contracts

     Sales and cost of sales related to government contracts that extend beyond one year are primarily recognized under the percentage-of-completion method of accounting as costs are incurred. Profits expected to be realized on contracts are based on the Company's estimates of costs at completion compared to total contract sales value; profits for interim reporting periods are based on costs incurred relative to total estimated costs at completion. When the Company believes the cost of completing a contract will exceed contract-related revenues, the full amount of the anticipated contract loss is recognized. For contracts or commercial orders with performance periods of less than one year, sales are recognized on the units shipped method of accounting.

     Contract advances represent payments received by the Company for costs that have not yet been incurred and are liquidated as costs on the related contracts are recognized.

                            PRIMEX TECHNOLOGIES, INC.

   Inventories

     Inventories are stated at the lower of cost or net realizable value. Work-in-process inventories related to long-term contracts and programs are stated at the accumulated cost of material, labor and manufacturing overhead, less the estimated cost of units delivered. To the extent total costs relating to long-term contracts and programs are estimated to exceed the total sales price, charges are made to current operations to reduce inventoried costs to net realizable value.

     Approximately 14% and 12% of 2000 and 1999 consolidated total inventories, respectively, are valued by the dollar value last-in, first-out (LIFO) method of inventory accounting.

     Pursuant to contract provisions, agencies of the U.S. Government and other customers have title to, or a security interest in, certain inventories as a result of progress payments and advances.


   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

             Improvements to land.....................   10 to 20 years
             Building and building equipment..........    5 to 45 years
             Machinery and equipment..................    3 to 20 years

     Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less.


   Goodwill

     Goodwill, the excess of the purchase price of acquired businesses over the fair value of their respective net assets, is amortized on a straight-line basis over periods ranging from fifteen to forty years. Accumulated amortization was $35,188 and $30,192 at December 31, 2000 and 1999 respectively. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company assesses the potential impairment of recorded goodwill by comparing the undiscounted value of expected future operating cash flows to its carrying cost. An impairment, if necessary, would be recorded based on the estimated fair value or a cash flow measure.


   Environmental Liabilities and Expenditures

     Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based upon current law and existing technologies. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment and remediation efforts progress or additional technical or legal information becomes available. Environmental remediation costs are charged to expense. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.


   Stock-Based Compensation

     The Company accounts for stock-based employee compensation using the intrinsic value method of accounting.

                            PRIMEX TECHNOLOGIES, INC.

   Income Taxes

     The Company accounts for income taxes under the liability method. Deferred taxes are provided for differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Fair Value of Financial Instruments

     The fair value of financial instruments, consisting primarily of cash, receivables, and accounts payable, approximates carrying value due to the liquid nature of the instruments. The fair value of life insurance policies, included in other assets, approximates cash surrender value, which is carrying value. The fair value of the short-term borrowing and long-term debt approximates carrying value based on borrowing rates available to the Company for borrowings with similar terms and maturities.

   Foreign Currency Translation

     Adjustments resulting from translating foreign functional currency financial statements of a foreign subsidiary into U.S. dollars are included as a component of other comprehensive income.

   Derivatives

     The Company enters into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. Firmly committed transactions and the related receivables and payables may be hedged with forward exchange contracts or purchased options. Premiums paid on purchased options and any gains or losses are included in other assets or accrued liabilities and are recognized in earnings when the transaction being hedged is recognized.

     The Company uses interest rate swap agreements to fix interest rates on a portion of its variable rate debt and reduce certain exposures to interest rate fluctuations. The agreements involve the exchange of amounts based on a variable interest rate for amounts based on fixed interest rates over the life of the agreement, without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt. The fair values of the swap agreements are not recognized in the financial statements. Neither the Company nor the counterparties, which are prominent financial institutions, are required to collateralize their respective obligations under these swaps. The Company does not believe that any reasonably likely change in interest rates would have a material adverse effect on the financial position, the results of operations or cash flow of the Company.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (the "Statement"), Accounting of Derivative Instruments and Hedging Activities. The Company adopted the new Statement effective January 1, 2001. The Statement required the Company to recognize all derivatives on the balance sheet at fair value. The adoption of the Statement did not have a significant effect on its results of operations or financial position.

                            PRIMEX TECHNOLOGIES, INC.

ACQUISITIONS

     The Company made one asset acquisition in 2000, two asset acquisitions in 1999 and acquired the stock of one group of affiliated companies in 1998, (the "acquired business units") as described below. The acquisitions have all been accounted for using the purchase method of accounting. Operations of the acquired business units are included in the Company's results of operations and financial position subsequent to the date of their acquisition. The aggregate purchase price, excluding future contingent consideration, has been allocated to the net assets of the acquired business units based upon their respective fair market values. Future contingent consideration is recorded as additional purchase price when paid. Goodwill is being amortized over periods not exceeding forty years. As a result of the nature of the assets and liabilities of the acquired business units, there were no material identifiable intangible assets.

     On May 27, 2000, the Company acquired certain assets and assumed certain liabilities of the Kaiser Marquardt, Inc. bi-propellant rocket engine and turbo-products business. The purchase price for the acquired business was $21,244 ($20,506 in cash and $738 of transaction costs). The terms of the Asset Purchase Agreement ("APA") provide for the payment of $2,500 in additional consideration (placed in escrow at closing) contingent on certain future events. The excess of cost over fair value of the net assets acquired (goodwill) was $22,296, based on the final allocation of the purchase price.

     The 1999 acquisitions include the purchase of a commercial product line from American Made Motorcycle Suspension Inc., which was completed in February 1999, and the purchase of Versatron Corporation's actuator division, which was completed in July 1999. The aggregate cash purchase price, including transaction costs, for these two acquisitions was $8,823 including additional consideration of $1,000 paid in 2000. The excess of cost over fair value of the net assets acquired (goodwill) was $6,913, based on the final allocation of the purchase price.

     On November 6, 1998, the Company acquired all of the issued and outstanding stock of CMS, Inc. and Defense Research Incorporated (the "CMS Group") for $124,829 ($123,000 in cash and $1,829 of transaction costs). The excess cost over fair value of the net assets acquired (goodwill) was $70,277, based on the final allocation of the purchase price


DISPOSITIONS

     On April 15, 1998, the Company sold substantially all of the assets related to its high-power pulsed energy device product line for $10,000 in cash. A gain on this sale of $800 was included in other income. Sales of products and services in this product line were $3,698 in 1998 prior to the sale.

                            PRIMEX TECHNOLOGIES, INC.

RECEIVABLES

                                                 2000           1999
                                              ---------      ---------
Receivables consist of the following:
     Contract receivables:
          Billed receivables ............     $  71,575      $  60,862
          Unbilled receivables ..........        78,403         58,781
     Trade and other receivables ........           563            869
     Allowance for doubtful accounts ....          (543)          (161)
                                              ---------      ---------
     Total receivables ..................     $ 149,998      $ 120,351
                                              =========      =========

     Unbilled receivables represent the balance of recoverable costs and accrued profit comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not billable as of the balance sheet date under the contractual terms. Billed and unbilled contract receivables, respectively, include amounts related to Government contracts of $47,617 and $51,243 in 2000, and $45,482 and $43,811 in 1999.

INVENTORIES

                                                       2000        1999
                                                     -------     -------
     Inventories consist of the following:
          Raw materials and work-in-progress ...     $53,350     $56,726
          Finished goods .......................       8,110       8,516
                                                     -------     -------
          Total inventories ....................      61,460      65,242
          Less revaluation to LIFO .............       6,295       7,273
                                                     -------     -------
          Inventories, net .....................     $55,165     $57,969
                                                     =======     =======

     Inventory balances at December 31, 2000 and 1999 are net of reductions for progress payments in the amount of $9,049 and $5,283, respectively.

     During 2000 and 1999, contract inventory quantities valued at LIFO were reduced resulting in a LIFO liquidation, the effect of which decreased cost of sales by $978 and $356, respectively.


PROPERTY, PLANT AND EQUIPMENT

                                                                  2000         1999
                                                                --------     --------
Property, plant and equipment consist of the following:
     Land and improvements to land ........................     $ 17,522     $ 16,885
     Building and building equipment ......................       51,297       50,842
     Machinery and equipment ..............................      199,612      187,507
     Leasehold improvements ...............................       20,213       21,240
     Construction-in-progress .............................        8,309       11,551
                                                                --------     --------
     Total property, plant & equipment ....................      296,953      288,025
     Less accumulated depreciation ........................      185,466      171,075
                                                                --------     --------
     Property, plant & equipment, net .....................     $111,487     $116,950
                                                                ========     ========

                            PRIMEX TECHNOLOGIES, INC.

ACCRUED LIABILITIES

                                                        2000        1999
                                                      -------     -------
Accrued liabilities consist of the following:
     Accrued payroll and employee benefits ......     $23,540     $17,524
     Contract liabilities .......................      10,678      17,875
     Income taxes ...............................          --       2,602
     Interest ...................................       1,134       1,044
     Other ......................................       3,928       2,575
                                                      -------     -------
     Total accrued liabilities ..................     $39,280     $41,620
                                                      =======     =======

     Contract liabilities are principally reserves for anticipated losses on certain incomplete contracts, reserves for contract adjustments and estimated costs to perform future contractual services in connection with completed contracts.

CREDIT AGREEMENTS AND LONG TERM DEBT

     The Company has a revolving credit agreement ("RCA") under the terms of which participating banks have committed a maximum of $160,000 to the Company for cash borrowings and letters of credit. The RCA expires on December 31, 2001. The Company pays interest under the RCA on outstanding borrowings at the Company's choice of various floating rate options and is required to pay a facility fee ranging from 0.125% to 0.3125% of the borrowing commitment. To facilitate short-term borrowing flexibility, certain RCA participating banks have agreed to provide the Company uncommitted and unsecured short-term lines of credit at interest rates similar to those under the RCA. Aggregate borrowings under the RCA and short-term lines are limited to the committed maximum of $160,000. Outstanding borrowings under the RCA at December 31, 2000 were $110,000 with a weighted average note interest rate of 7.2%. There were no outstanding borrowings under short-term lines of credit at December 31, 2000. Interest paid on the RCA and short-term lines of credit in 2000, 1999 and 1998 was $7,916, $6,849 and $2,008, respectively.

     In December 1998, the Company issued 7.5% Senior Notes (the "Term Notes") in the amount of $60,000. The outstanding balance under the term notes at December 31, 2000 was $55,000. Interest on the Term Notes is payable semiannually. Scheduled principal repayments on the Term Notes are $5,000 annually commencing in 2000 with the remaining principal balance due in December 2008. Interest paid on the Term Notes in both 2000 and 1999 was $4,500.

     The RCA and Term Notes both contain a number of financial covenants including requirements to maintain ratios of (i) minimum earnings before interest and taxes to interest expense, and (ii) maximum total debt to earnings before interest taxes, depreciation and amortization and contain certain minimum net worth requirements. The RCA also contains limitations on amounts available to pay dividends or repurchase Company stock ("Restricted Payments"). At December 31, 2000, the amount available for Restricted Payments was $28,370 Under the terms of these financial covenants, the Company had up to an additional $50,000 available for borrowings at December 31, 2000.

     The Company has entered into hedging transactions, in the form of interest rate swap agreements, to protect against increases in market interest rates on long-term borrowings under the RCA. The notional principal subject to interest rate swap agreements was $40,000 on which the Company was receiving a weighted-average variable interest rate of 6.2% and paying a weighted-average fixed rate of 5.0% at December 31, 2000. The resulting reduction in interest expense for 2000 was $304. The fair market value of the Company's interest rate swap agreements at December 31, 2000 was approximately $142.

                            PRIMEX TECHNOLOGIES, INC.

NON-RECURRING ITEMS

     In January 2000, the Company announced a plan to reduce costs and streamline its operating structure, which resulted in the Company recording a one-time pre-tax restructuring charge of $3,452. Costs associated with this plan include approximately $3,307 of cash charges, of which $2,528 relates to employee termination benefits and other personnel-related costs. The balance of the charge is generally associated with facility consolidation costs. The Company was substantial complete with this restructuring at December 31, 2000.

     During 2000, the Company recognized a pre-tax charge of $600 for potential environmental liability at a Superfund site. This estimated cost has been included with "Other Liabilities" on the consolidated balance sheet.

     During 1998, the Company received an arbitration award in the amount, net of expenses, of $4,189 as the result of a binding arbitration concerning a breach of contract of which $1,269 represents payments due under the contract which were included in operating income. The remaining $2,920 balance of the award represents future payments, which have been recognized as non-recurring income.

INCOME TAXES

Components of Income Tax Expense:

                                                         2000            1999         1998
                                                      ---------       ---------     --------
Current:
    Federal .....................................     $   7,622       $  15,256     $ 11,615
    State .......................................           834           1,770        2,371
Deferred ........................................         7,634          (3,721)      (2,590)
                                                      ---------       ---------     --------
Income tax expense ..............................     $  16,090       $  13,305     $ 11,396
                                                      =========       =========     ========

Effective Tax Rate Reconciliation (percent):

Statutory federal tax rate ......................        35.0 %          35.0 %       35.0 %
State income taxes, net .........................         2.2 %           2.5 %        4.1 %
Goodwill ........................................         3.7 %           4.5 %        3.6 %
Supplemental pension ............................        (1.0)%          (1.1)%       (2.0)%
Foreign sales corporation tax benefit ...........        (1.5)%          (2.4)%       (2.5)%
Other, net ......................................         0.6 %           0.9 %        3.0 %
                                                      ---------       ---------     --------
Effective tax rate ..............................        39.0 %          39.4 %       41.2 %
                                                      =========       =========     ========

Components of Deferred Tax Assets and Liabilities:
                                                            2000          1999
                                                          --------      --------
Deferred tax assets:
    Post-retirement benefits ........................     $  5,531      $  6,142
    Accruals and reserves ...........................       15,236        19,580
    Net operating loss carryforward .................        6,987         7,976
    Other miscellaneous items .......................        2,681         2,025
                                                          --------      --------
Total deferred tax assets ...........................       30,435        35,723
Deferred tax liabilities:
    Property, plant and equipment ...................        9,077         8,877
    Deferred contract income ........................        7,900         6,068
    Other miscellaneous items .......................          314            --
                                                          --------      --------
Total deferred tax liability ........................       17,291        14,945
                                                          --------      --------
Net deferred tax asset before valuation allowance ...       13,144        20,778
Valuation allowance .................................       (1,846)       (1,846)
                                                          --------      --------
Net deferred tax asset ..............................     $ 11,298      $ 18,932
                                                          ========      ========

     At December 31, 2000 the Company had a net operating loss carryforward ("NOL") of approximately $19,964 for income tax purposes that expire from 2004 through 2009. The Company obtained the future benefit

                            PRIMEX TECHNOLOGIES, INC.

of this NOL as a result of the 1998 acquisition of the CMS Group. Future utilization of the NOL is subject to limitations. For financial reporting purposes, a valuation allowance of $1,846 has been recorded to offset the deferred tax asset related to the NOL, which when realized will be applied to reduce goodwill related to the acquisition of the CMS Group.

     Income taxes paid in 2000, 1999 and 1998 were $9,805, $14,541 and $12,831, respectively.


EMPLOYEE BENEFIT PLANS

     Pension benefits for substantially all domestic employees are provided through the Company's sponsorship of a defined contribution plan (the "PRIME Plan"). The PRIME Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code. The PRIME Plan allows the Company to match participant contributions up to certain limits and to make age weighted profit sharing contributions for eligible participants. Total Company contributions net of forfeitures to the PRIME Plan in 2000, 1999 and 1998 was $6,411, $6,616 and $6,341, respectively.

     Certain Company employees participate in a supplemental non-qualified pension plan (the "MSP Plan"). The Company's benefit obligation under the MSP Plan is secured by life insurance agreements on the lives of the participants. The Company owns the policies and pays the premiums. At December 31, 2000 and 1999 the discounted value of benefits payable under the MSP Plan, included in other liabilities, was $6,373 and $7,162, respectively, and the cash value of the life insurance policies, included in other assets, was $17,915 and $16,365, respectively. MSP Plan benefit payments during 2000, 1999 and 1998 were $1,370, $1,243 and $1,250, respectively, which were offset by increases in insurance cash values and policy proceeds of $1,550, $1,489 and $1,318, respectively.

     The Company has a defined benefit pension plan covering approximately 500 bargaining employees (the "Bargaining Employees Pension Plan"). The Bargaining Employees Pension Plan provides a flat rate benefit based on the employee's years of service. The Company's funding policy provides that payments to the pension trust shall be at least equal to the minimum funding required by applicable regulations.

     The Company provides certain post-retirement health care and life insurance benefits for eligible domestic employees (the "Post-Retirement Benefit Plan"). The Post-Retirement Benefit Plan is unfunded. On August 1, 1998, the Company amended the Post-Retirement Benefit Plan to limit eligibility to employees who were employed prior to that date.

     The components of net periodic benefit cost for the Bargaining Employees Pension Plan and Post-Retirement Benefit Plan for 2000, 1999 and 1998 is summarized below:

                                                              BARGAINING EMPLOYEES                      POST-RETIREMENT
                                                                  PENSION PLAN                            BENEFIT PLAN
                                                      -----------------------------------       ----------------------------------
                                                       2000          1999          1998          2000          1999         1998
                                                      -------       -------       -------       -------       -------      -------
Components of net periodic benefit cost:
Service cost ......................................   $   434       $   524       $   479       $   555       $   748      $   682
Interest cost .....................................       204           172           133           740           763          616
Expected return on plan assets ....................      (153)          (93)          (13)           --            --           --
Prior service cost recognized .....................        95            91            91          (169)           --           --
Recognized net actuarial (gain) loss ..............        (7)           --             1            (6)           --           --
                                                      -------       -------       -------       -------       -------      -------
Net periodic benefit cost .........................       573       $   694       $   691       $ 1,120       $ 1,511      $ 1,298
                                                      =======       =======       =======       =======       =======      =======

Weighted-average assumptions as of December 31:
Discount rate .....................................      7.50%         8.00%         7.00%         7.50%         8.00%        7.00%
Expected return on plan assets ....................      8.50%         8.50%         8.50%           --            --           --

                            PRIMEX TECHNOLOGIES, INC.

     The change in benefit obligation and plan assets and reconciliation of funded status of the Bargaining Employees Pension Plan and Post-Retirement Benefit Plan at December 31, 2000 and 1999 is summarized below:

                                                         BARGAINING EMPLOYEES          POST-RETIREMENT
                                                            PENSION PLAN                BENEFIT PLAN
                                                       ----------------------      ----------------------
                                                         2000          1999          2000          1999
                                                       --------      --------      --------      --------
Change in benefit obligation:
Benefit obligation at beginning of year ..........     $  2,690      $  2,533      $ 11,237      $ 10,041
     Service cost ................................          434           524           555           748
     Interest cost ...............................          204           172           740           763
     Plan amendments .............................          358            --        (5,015)           --
     Actuarial (gain) loss .......................          102          (513)         (374)         (125)
     Benefits paid ...............................          (41)          (26)         (466)         (190)
                                                       --------      --------      --------      --------
Benefit obligation at end of year ................     $  3,747      $  2,690      $  6,677      $ 11,237
                                                       ========      ========      ========      ========

Change in plan assets:
Fair value of plan assets at beginning of year ...     $  1,384      $    760      $     --      $     --
     Actual return on plan assets ................           10            83            --            --
     Company contributions .......................          846           567            --            --
     Benefits paid ...............................          (41)          (26)           --            --
                                                       --------      --------      --------      --------
Fair value of plan assets at end of year .........     $  2,199      $  1,384      $     --      $     --
                                                       ========      ========      ========      ========

Reconciliation of funded status:
     Under funded status of the plan .............     $ (1,547)     $ (1,305)     $ (6,677)     $(11,237)
     Unrecognized net actuarial (gain) loss ......           34          (223)         (675)         (308)
     Unamortized prior service cost ..............        1,245           983        (4,847)           --
                                                       --------      --------      --------      --------
Accrued benefit cost .............................     $   (268)     $   (545)     $(12,199)     $(11,545)
                                                       ========      ========      ========      ========

Amounts recognized in the accompanying
   consolidated balance sheets:
     Accrued benefit liability ...................     $ (1,547)     $ (1,305)     $(12,199)     $(11,545)
     Intangible asset ............................        1,245           760            --            --
     Accumulated other comprehensive income ......           34            --            --            --
                                                       --------      --------      --------      --------
Net amount recognized ............................     $   (268)     $   (545)     $(12,199)     $(11,545)
                                                       ========      ========      ========      ========

     The assumed health care cost trend rate used in measuring the Post-Retirement Benefit Plan cost for 2000 is 6.50%, gradually declining to 5.00%% in 2003 and remaining at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the Post-Retirement Benefits Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                    1-PERCENTAGE-POINT       1-PERCENTAGE-POINT
                                                         INCREASE                 DECREASE
                                                    ------------------       ------------------
Effect on total of service and interest cost
   components in 2000 ...........................         $  44                    $ (48)
Effect on benefit obligation as of
   December 31, 2000 ............................         $ 448                    $(392)

                            PRIMEX TECHNOLOGIES, INC.

LONG-TERM INCENTIVE PLAN

     The Company has adopted a long-term incentive plan to encourage selected salaried employees to acquire a proprietary interest in the Company's growth and performance and to attract and retain qualified individuals. The plan provides the ability to grant stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, and other stock-based awards.

     At December 31, 2000, a total of 48,000 shares of common stock were reserved for issuance in connection with restricted stock unit grants, of which a total of 6,350 shares were available for grant. Unearned compensation is charged to shareholder's equity for the market value of restricted shares when granted and amortized over the vesting period. Compensation expense recognized on restricted shares in 2000, 1999, and 1998 was $223, $2,215 and $2,089, respectively.

     Restricted stock grants vesting during 2000 resulted in the issuance of 458,421 share of common stock. The value of shares withheld from issuance to satisfy minimum tax withholdings of $3,847 was charged to additional paid-in capital and the tax benefits resulting from the differences between compensation expense for financial statement and corporate income tax purposes of $1,286 was credited to additional paid-in-capital.

     At December 31, 2000, a total of 1,636,543 shares of common stock were reserved for issuance in connection with stock option grants of which a total of 60,530 shares were available for grant. Stock options are granted to employees at exercise prices equal to the fair market value of the Company's common stock on the date of grant. Options generally become vested in one-third installments over a three-year period beginning one year from the date of grant and have a ten-year term from the date of grant. The Company accounts for stock-based employee compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees; accordingly, no compensation cost has been recognized for the stock options granted.

Stock option activity for 2000, 1999 and 1998 is summarized as follows:

                                                         STOCK     WEIGHTED AVERAGE
                                                        OPTIONS     EXERCISE PRICE
                                                       ---------
          Outstanding at December 31, 1997 ...                --         $   --
               Granted .......................           550,000         $17.56
               Exercised .....................                --         $   --
               Forfeited .....................                --         $   --
                                                       ---------         ------
          Outstanding at December 31, 1998 ...           550,000         $17.56
               Granted .......................           445,600         $21.13
               Exercised .....................             3,600         $16.94
               Forfeited .....................             9,932         $19.00
                                                       ---------         ------
          Outstanding at December 31, 1999 ...           982,068         $19.16
               Granted .......................           634,500         $21.12
               Exercised .....................             9,852         $21.43
               Forfeited .....................            54,948         $20.53
                                                       ---------         ------
          Outstanding at December 31, 2000 ...         1,551,768         $19.90
                                                       =========         ======

Options outstanding and exercisable at December 31, 2000 are summarized as follows:


               OUTSTANDING OPTIONS
            -------------------------
                            AVERAGE
                           REMAINING   EXERCISABLE
EXERCISE       NUMBER     CONTRACTUAL    STOCK
PRICES      OUTSTANDING      LIFE       OPTIONS
------      -----------   -----------  -----------
$16.94         473,067       7.0         336,419
$23.72          34,817       7.4          24,827
$21.13         412,334       8.0         154,344
$20.94         532,800       9.1           2,000
$22.00          98,750       9.4              --
             ---------       ---       ---------
             1,551,768       8.5         517,590
             =========       ===       =========

                            PRIMEX TECHNOLOGIES, INC.

     For purposes of pro forma disclosures, the fair value of options was estimated at the date of grant using Black-Scholes option pricing model. The estimated per share weighted average fair value of options granted during 2000, 1999 and 1998 was $5.65, $7.53 and $6.12, respectively, using the following assumptions:

                                 2000        1999        1998
                                ------      ------      ------
Dividend yield ............        1.4%        1.4%        1.4%
Volatility factor .........       31.9%       38.4%       41.3%
Risk free interest rate ...        6.6%        5.1%        5.9%
Expected life in years ....        3.0         3.0         4.5


     Had compensation expense been determined for awards under the plan based upon fair values at the grant dates and the resulting expense amortized over the options' vesting period in accordance with Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the pro forma amounts indicated below.


                                    2000        1999        1998
                                  -------     -------     -------
     Pro forma net income ...     $22,575     $18,148     $14,609


COMMITMENTS AND CONTINGENCIES

     The Company leases certain properties, such as manufacturing, warehousing and office space, and data processing and office equipment. Leases covering these properties generally contain escalation clauses based on increased costs of the lessor, primarily property taxes, maintenance and insurance and have renewal or purchase options. Total rent expense charged to operations amounted to $6,123 in 2000, $6,537 in 1999 and $5,648 in 1998 (sublease income is not significant). Future minimum rent payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 2000 are as follows: $3,652 in 2001, $3,321 in 2002; $2,209 in 2003; $1,876 in
2004, $1,825 in 2005.

     In the ordinary course of business, the Company is contingently liable for performance under letters of credit totaling approximately $10,774 at December 31, 2000. The Company does not believe that exposure to loss is likely and is of the opinion that the fair value of these instruments is zero.


LEGAL PROCEEDINGS

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, none of these matters will materially affect the Company's consolidated financial position or results of operations.

                            PRIMEX TECHNOLOGIES, INC.

ENVIRONMENTAL

     The Company is party to various governmental and private environmental actions associated with waste disposal, manufacturing and test sites. Environmental provisions charged to operations were $600 in 2000, $150 in 1999, and $830 in 1998. The consolidated balance sheets include reserves for future environmental expenditures to investigate and remediate known sites amounting to $1,415 and $798 at December 31, 2000 and 1999, respectively, which are classified as other non-current liabilities.

     During 1998, the Company agreed to a settlement regarding costs associated with environmental remediation at a location where the Company formerly had manufacturing operations. As a result of this settlement, a charge to operations of $800 was made during 1998 and the remaining cost of $800 was charged to reserves during 1999.

     Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, developments at sites resulting from investigator studies, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other potentially responsible parties and the time periods (sometimes lengthy) over which site remediation occurs. It is possible that some of these matters (the outcomes of which are subject to various uncertainties) may be resolved unfavorably against the Company.



ACCUMULATED OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income are as follows:


                                                   CURRENCY
                                                  TRANSLATION      MINIMUM PENSION
                                                  ADJUSTMENTS   LIABILITY ADJUSTMENT       TOTAL
                                                  -----------   --------------------       -----
Balance at December 31, 1998 ...........             $ (20)             $(281)             $(301)
Currency translation adjustment ........                (1)                --                 (1)
Minimum pension liability adjustment ...                --                281                281
                                                     -----              -----              -----
Balance at December 31, 1999 ...........               (21)                --                (21)
Minimum pension liability adjustment ...                --                (34)               (34)
                                                     -----              -----              -----
Balance at December 31, 2000 ...........             $ (21)             $ (34)             $ (55)
                                                     =====              =====              =====



SUBSEQUENT EVENT (UNAUDITED)

     On January 24, 2001, shareholders of the Company approved an Agreement and Plan of Merger pursuant to which the Company was merged with and became a wholly owned subsidiary of General Dynamics on January 26, 2001.

                            PRIMEX TECHNOLOGIES, INC.

BUSINESS SEGMENT INFORMATION

     The accounting policies of the Company's Ordnance and Aerospace segments are the same as those described in the summary of significant accounting policies. Corporate administration costs are allocated between segments based on sales, assets and personnel. Corporate interest expense is allocated between segments based on working capital employed. Company management evaluates performance based on segment profit or loss from operations before unusual items and income taxes.

     The Company's largest customer is the U.S. Government. Sales from contracts with the U.S. Government or U.S. Government prime contractors were approximately 72%, 76% and 67% of total 2000, 1999 and 1998 sales, respectively.

     The following table presents information about reportable segment operations and assets:

                                                                 2000           1999          1998
                                                              ---------      ---------     ---------
Revenues from external customers:
     Ordnance ...........................................     $ 418,544      $ 435,564     $ 360,675
     Aerospace ..........................................       109,824        108,788       134,593
                                                              ---------      ---------     ---------
Total consolidated revenues .............................       528,368        544,352       495,268
                                                              =========      =========     =========

Depreciation and amortization
     Ordnance ...........................................        18,600         19,168        14,256
     Aerospace ..........................................         5,828          5,310         5,434
     All other ..........................................           167            466           352
                                                              ---------      ---------     ---------
Total consolidated depreciation and amortization ........        24,595         24,944        20,042
                                                              =========      =========     =========

Interest expense:
     Ordnance ...........................................         9,499          9,758         1,676
     Aerospace ..........................................         3,059          2,147         1,599
                                                              ---------      ---------     ---------
Total consolidated interest expense .....................        12,558         11,905         3,275
                                                              =========      =========     =========

Segment profit:
     Ordnance ...........................................        35,489         28,803        18,589
     Aerospace ..........................................         9,789          4,935         6,150
                                                              ---------      ---------     ---------
Total segment profit ....................................        45,278         33,738        24,739
Reconciling items:

     Restructuring and other charges ....................        (4,052)            --            --
     Non-recurring income ...............................            --             --         2,920
                                                              ---------      ---------     ---------
Total consolidated income before income taxes ...........        41,226         33,738        27,659
                                                              =========      =========     =========

Segment assets:
     Ordnance ...........................................       314,294        322,028       348,264
     Aerospace ..........................................       153,854        106,178       107,922
                                                              ---------      ---------     ---------
Total segment assets ....................................       468,148        428,206       456,186
Corporate assets ........................................        23,550         22,223        15,149
                                                              ---------      ---------     ---------
Total consolidated assets ...............................       491,698        450,429       471,335
                                                              =========      =========     =========

Expenditures for additions to long-lived assets:
     Ordnance ...........................................         8,412         12,344        10,972
     Aerospace ..........................................         5,916          6,900         6,840
     All other ..........................................           110             34            82
                                                              ---------      ---------     ---------
Total expenditures for additions to long-lived assets ...     $  14,438      $  19,278     $  17,894
                                                              =========      =========     =========